Exhibit 99.2

Mohegan Sun Continues to Rise with Project Horizon

$740 million expansion features House of Blues® hotel, Music Hall, and restaurant as well as additional retail, dining and gaming

UNCASVILLE, CT (November 16, 2006) – Mohegan Sun, the Northeast’s premier entertainment destination in southeastern Connecticut, announced today plans for an estimated $740 million expansion. The cornerstone of Project Horizon will be a new 1,000-room hotel, expected to feature a unique House of Blues experience including 300 House of Blues-themed hotel rooms, which will be owned and operated by Mohegan Sun, and an exclusive, members-only House of Blues Foundation Room™ to be located on the upper floors of the new hotel. House of Blues is a Live Nation Brand. Other highlights of the new House of Blues experience at Mohegan Sun would include a House of Blues Music Hall, restaurant, retail outlet, and poker room. Project Horizon also calls for 115,000 square feet of additional retail and restaurant space and the new 64,000-square-foot “Casino of the Wind.” In addition, Mohegan Sun will expand its Asian gaming in the Casino of the Earth.

“We’re thrilled to unveil the next phase of our evolution,” said Bruce Bozsum, Chairman of the Mohegan Tribe. “The future of the Mohegan Tribe and Mohegan Sun shines bright, as we continue to develop as an overall entertainment destination and position Mohegan Sun as an industry leader. Our Project Horizon will further expand upon our cultural heritage and traditions to offer our customers a spectacular, one-of-a-kind experience in the Northeast.”

With construction set to begin in the summer of 2007 on the new hotel and casino, Project Horizon is expected to add more than 1.4 million square feet to Mohegan Sun’s existing structure.

Project Horizon is also expected to inject 1,400 construction jobs and 1,500 permanent jobs into the economy of southeastern Connecticut. The total number of slot machines at Mohegan Sun is projected to increase to 7,600 units complemented by 385 table games.

The Mohegan Tribal Gaming Authority, as the owner and operator of Mohegan Sun, plans to finance the project through a new $1.0 billion revolving credit facility from a syndicate of financial institutions and commercial banks. The facility is expected to close in December 2006.

“This is a very exciting time in the history of Mohegan Sun,” said Mitchell Etess, President and Chief Executive Officer, Mohegan Sun. “We’re thrilled to welcome House of Blues here at Mohegan Sun, an arrangement that is designed to bring together two leading entertainment destinations at one location. We continue to revolutionize the entertainment landscape in the Northeast and bring unique and exciting options to our guests.”

Project Horizon also is expected to strengthen Mohegan Sun’s core competitive advantage in the marketplace, and customer-friendly ease of access, with the addition of 3,600 new surface and valet parking spaces outside the new hotel tower.

“We have worked tirelessly with the architects and designers to organically and seamlessly expand the existing facility while honoring the past culture and future generations of the Mohegan Tribe,” added Etess. “Over the years, we have created the premier entertainment destination in North America and continue to build unparalleled guest loyalty.”

The design of Project Horizon is a collaborative effort by several of the world’s most renowned firms, including Wimberly Allison Tong & Goo (WATG), architects of Mohegan Sun’s dramatic exterior, and the Rockwell Group, in charge of creating the Mohegan-inspired design for the new gaming space, hotel lobby, retail and dining areas.

“The Source,” a concept with special meaning to the Mohegan Tribe, served as the inspiration for the designs of Project Horizon. Water, the ultimate source of life, will act as a key design feature. In the new hotel lobby, a reflecting pool will evoke the spirits of the sea, earth and sky, while thirteen springs will represent the new generations that will prosper from the Tribe’s vision.

The new hotel experience at Mohegan Sun will boast luxurious one-of-a-kind accommodations. For guests staying in a House of Blues room, a separate House of Blues registration area will greet them upon their arrival. The new hotel, owned and operated by Mohegan Sun, is expected to feature a 20,000-square-foot Mandara Spa and 6,000-square-foot Kids Quest II child care center. The hotel will open in two phases – the 700 Mohegan Sun rooms are expected to open in the spring of 2010, and 300 House of Blues rooms are expected to open in the summer of 2010.

The new 1,500 capacity House of Blues Music Hall would feature live music from a wide variety of musical genres, while the 300-seat casual dining restaurant would offer unique regional and international cuisine and traditional southern-inspired favorites such as Creole Seafood Jambalaya, Pan-Seared Voodoo Shrimp with Rosemary Cornbread and White Chocolate Banana Bread Pudding. These venues are expected to open in the autumn of 2009.

“Mohegan Sun is one of the most extraordinary gaming and entertainment destinations in the U.S.,” said Greg Trojan of House of Blues. ”To collaborate with the Mohegan Tribe in this new endeavor provides Live Nation and House of Blues a remarkable opportunity to showcase our unique brand of hospitality and entertainment in a premier setting. We are honored to be playing such an integral part in the Project Horizon expansion.”

“I have personally been promoting concerts in Connecticut for over 35 years bringing the biggest artists in the world to this great state,” said Jim Koplik, President of Live Nation Connecticut. “To be able to finally promote club shows at the most respected club venue brand in the world will be hugely beneficial for both the artist community and the music fans who love coming to see live entertainment at Mohegan Sun.”

Connecting the new hotel tower to the existing hotel at Mohegan Sun as well as the winter section of the Casino of the Earth will be a total of 115,000 square feet of new retail and restaurant space. This addition will consist of an 11,500-square-foot Japanese restaurant with 200 seats, 9,000-square-foot American contemporary restaurant with 175 seats, 10,000-square-foot family-style Italian restaurant with 200 seats, 3,000-square-foot Burger Bar with 90 seats, and three quick-serve food outlets totaling 5,800 square feet.

The new retail and restaurant area will also be complimented by 40,430 square feet of new retail space and a 30,000-square-foot adult recreation lounge featuring bowling and billiards. The new restaurant and retail component is slated to open in fall 2009.

The new Casino of the Wind will be located adjacent to the Casino of the Sky, and its design will include 42,000 square feet of gaming space with over 900 slot machines, 10 table games and a specially-themed House of Blues poker room with 45 tables (operated by Mohegan Sun). Other amenities would include: a 2,700-square-foot retail outlet; 4,000-square-foot quick-serve dining venue; and a 15,000-square-foot, multi-level, high-energy, branded restaurant/bar. The Casino of the Wind is expected to open in the spring of 2008.

Meanwhile, in the Casino of the Sky, a new Mexican-themed dining venue is expected to open outside the Convention Center. This establishment would be owned and operated by the Conerstone Restaurant Group, which currently operates Michael Jordan’s Steak House and Michael Jordan’s 23 Sportcafe at Mohegan Sun.

With Project Horizon, Mohegan Sun will also expand the gaming experience for its Asian clientele. Located in the Autumn section of the Casino of the Earth, the new Asian gaming area is designed to feature a 5,000-square-foot bus lobby, 4,000-square-foot “Hong Kong” Street food outlet and 12,000-square-foot gaming floor offering 46 table games such as Baccarat, Sic Bo and Pai Gow Poker. The area is scheduled to open in the summer of 2007.

In order to provide guests with the best dining options available, Mohegan Sun has partnered with Elizabeth Blau & Associates, a highly successful Las Vegas-based strategic restaurant planning and development firm.

Mohegan Sun, owned by the Mohegan Tribal Gaming Authority, is one of the largest, most distinctive and spectacular entertainment, gaming, shopping and meeting destinations in the United States. Situated on 240 acres along the Thames River in scenic southeastern Connecticut, Mohegan Sun is within easy access of New York, Boston, Hartford and Providence and located 15 minutes from the museums, antique shops and waterfront of Mystic Country. What began with the Casino of the Earth in 1996 has evolved into a legendary destination that now includes: the Casino of the Sky and over 300,000 square feet of total gaming space; The Shops at Mohegan Sun, featuring more than 60 retail shops and dining venues; the 10,000-seat Mohegan Sun Arena for world-class sporting events and concerts, an intimate Cabaret Theatre; and a 34-story luxury hotel, featuring 1,200 guestrooms and suites, premier meeting and convention space and a world-class spa. More information is available by calling 1.888.226.7711 or visiting mohegansun.com.

About the Mohegan Tribal Gaming Authority

The Mohegan Tribal Gaming Authority, the Authority is an instrumentality of the Mohegan Tribe of Indians of Connecticut, a federally recognized Indian tribe with an approximately 507-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex that is situated on a 240-acre site on the Tribe’s reservation and, through its subsidiary, Downs Racing, LP, owns and operates Mohegan Sun at Pocono Downs, a harness racetrack located in Plains Township, Pennsylvania and five OTW facilities located elsewhere in Pennsylvania. The Tribe’s gaming operation at Mohegan Sun is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games.

Special Note Regarding Forward-Looking Statements

Some information included in this press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include information relating to business development activities, as well as capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and increased competition. These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” or “intend” and similar expressions. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. These risks and uncertainties include, but are not limited to, those relating to increased competition (including the legalization or expansion of gaming in New England, New York, New Jersey and Pennsylvania), the financial performance of Mohegan Sun, dependence on existing management, potential adverse changes in local, regional, national or global economic climates, the Authority’s leverage and ability to meet its debt service obligations, changes in federal or state tax laws or the administration of such laws, changes in gaming laws or regulations (including the limitation, denial or suspension of licenses required under gaming laws and regulations), and the continued availability of financing. Additional information concerning potential factors that could affect the Authority’s financial results is included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2005, as well as its other reports and filings with the SEC. The forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure you that projected results or events will be achieved or will occur.